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                                  Exhibit 3







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                            Dated: 15 November 1999


                            MUSE TECHNOLOGIES, INC.


                                    - and -


                        GLE DEVELOPMENT CAPITAL LIMITED


                                   AGREEMENT





================================================================================
                      for the sale and purchase of part of

                          the issued share capital of

                            VIRTUAL PRESENCE LIMITED
================================================================================


                               McCarthy Tetrault
                              Pountney Hill House
                            6 Laurence Pountney Hill
                                London EC4R 0BL

                          Ref: DMS-LondonUK\4502061v4

THIS AGREEMENT is made on 15 November 1999

BETWEEN:

(1) Muse Technologies, Inc., a Delaware corporation, whose registered office is at 1601 Randolph SE, Suite 210, Albuquerque, New Mexico, 87106 (Purchaser)

(2) GLE Development Capital Limited (registered in England and Wales: number 2128556) whose registered office is at 28 Park Street, London SE1 9EQ (Vendor)

WHEREAS:

(A) Virtual Presence Limited (Company) is a private company limited by shares incorporated in England. John E. Hough is the legal and beneficial owner of 95,000 ordinary shares in the capital of the Company and the Second London Enterprise Venture Fund ("LEVF II") is the beneficial owner of 132,000 preference shares and 77,727 cumulative convertible participating preferred ordinary shares in the capital of the Company, which shares are held by its nominee, NC Manchester Nominees Limited ("NCMN")

(B) The Vendor in its capacity as manager of LEVF II has agreed to procure the sale of the preference shares and all of the cumulative convertible participating preferred ordinary shares in the capital of the Company to the Purchaser for the consideration and upon the terms set out in this Agreement.

IT IS AGREED as follows:


1  INTERPRETATION

1.1 In this Agreement, the following expressions shall have the following meanings:

1999 Loan Stock means the (pound)20,000 50% unsecured loan stock in the Company created by instrument dated March 29, 1996;

2000 Loan Stock means the (pound)10,000 50% unsecured loan stock in the Company created by instrument dated July 1, 1997;

Board means the board of directors of the Company as constituted from time to time;

BSE means the Boston Stock Exchange;

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Business means the business of the Company and its Subsidiaries at the date hereof;

Business Day means a day (excluding Saturdays) on which banks generally are open in London for the transaction of normal banking business;

Companies Act means the Companies Act 1985, as amended by the Companies Act
1989;

Company means Virtual Presence Limited;

Completion means completion of the sale and purchase of the Shares under this Agreement;

Completion Date means 15 November, 1999 or such other date thereafter as may be agreed to in writing between the Vendor and the Purchaser;

Consideration Shares means the 121,338 shares in the common stock of the Purchaser to be allotted and issued to the Vendor as fully paid and non-assessable shares in part satisfaction of the Initial Consideration;

Deferred Consideration means the additional consideration payable to the Vendor by the Purchaser in accordance with clause 3;

Exchange Act means the United States Securities Exchange Act of 1934;

Group means the Company and the Subsidiaries;

Initial Consideration means the sum of U.S. $670,100;

Loan means the (pound)100,000 loan from the Vendor to the Company by letter dated September 27, 1999;

LPMPA means the Law of Property (Miscellaneous Provisions) Act 1994;

NASDAQ means the Nasdaq Stock Market;

Purchaser's Counsel means McCarthy Tetrault, Registered Foreign Lawyers and Solicitors;

Schedule means Schedule 1 to this Agreement;

SEC means the United States Securities and Exchange Commission;

Service Contracts means the service contracts in the agreed form to be entered into on Completion between each of John Hough, David Hendon, Robert Stone, Stuart Cupit and Andrew Connell and the Company;

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security interest means any security interest of any nature whatsoever including, without limitation, any mortgage, charge, pledge, lien, assignment by way of security or other encumbrance;

Shares means all of the issued preference shares of (pound)1.00 each and all of the issued cumulative convertible participating preferred ordinary shares of (pound)1.00 each in the capital of the Company;

Subsidiaries means VP Medical Limited, VR Solutions Limited, Virtual Presence, Inc. and SIM Team SARL;

Taxes Act means the Income and Corporation Taxes Act 1988;

Time of Completion means 10:00 a.m. (London time) on the Completion Date;

U.S. $ and U.S. Dollars means the lawful currency of the United States of America;

Vendor's Solicitors means Marriott Harrison of 12 Great James Street, London WC1N 3DR; and

Warranties means the representations and warranties set out in Schedule 1.


1.2  In this Agreement, unless the context otherwise requires:

(a) references to persons shall include individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships;

(b) the headings are inserted for convenience only and shall not affect the construction of this Agreement;

(c)  references to one gender include all genders;

(d) any reference to an enactment or statutory provision is a reference to it as it may have been, or may from time to time be, amended, modified, consolidated or re-enacted except to the extent that any such modification, amendment, condition or re-enactment would increase or extend the liability of the Vendor under this Agreement;

(e) any reference to a document in the agreed form is to the form of the relevant document agreed between the parties and for the purpose of identification initialed by each of them or on their behalf (in each case with such amendments as may be agreed by or on behalf of the Vendor and the Purchaser);

(f) references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept shall, in respect of any jurisdiction other than England, be deemed to include the legal concept which most nearly approximates in that jurisdiction to the English legal term.

     The Schedule comprises a schedule to this Agreement and forms part of this Agreement.

2    SALE OF THE SHARES AND PRICE

2.1 The Vendor with full title guarantee agrees to sell the Shares and the Purchaser agrees to purchase the Shares with effect from the Time of Completion, on the terms that the same covenants shall be deemed to be given by the Vendor on Completion in relation to the Shares as are implied under Part I of the LPMPA where a disposition is expressed to be made with full title guarantee. The Shares shall be sold free from all security interests, options, equities, claims or other third party rights (including rights of pre-emption) of any nature whatsoever, together with all rights attaching to them as of the Completion Date.

2.2 The Consideration for the sale of the Shares is the amount of the Initial Consideration (U.S. $670,100) plus the amount of the Deferred Consideration (U.S. $192,750).

2.3 The Initial Consideration shall be satisfied by the issue and allotment of the 121,338 Consideration Shares and the payment of U.S.$135,000 to the Vendor's Solicitors on Completion.

2.4 The Deferred Consideration shall be satisfied in accordance with clause 3.

2.5 The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase from John E. Hough of all the ordinary shares in the Company is completed simultaneously.

2.6 The Vendor hereby waives any pre-emption rights it may have relating to the Shares, whether conferred by the Company's articles of association or otherwise.

2.7 The Vendor irrevocably authorises the Vendor's Solicitors to receive all sums due to the Vendor under this Agreement. Unless otherwise instructed by the Vendor, payment of the portion of the Consideration to be paid in cash is to be made to the Vendor's Solicitors by wire transfer to its Client Account at The Royal Bank of Scotland, Fleet Street Branch. The receipt of the Vendor's Solicitors will constitute a full and valid discharge to the Purchaser and the Purchaser will not be required to enquire as to the application of any such payment.

3 DEFERRED CONSIDERATION
                                      -5-
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3.1 Deferred Consideration equal to a total of U.S. $192,750 in cash is payable to the Vendor, with U.S.$108,750 being payable to the Vendor on 15 May 2000 and U.S.$84,000 being payable to the Vendor on 15 August 2000 .

3.2 In the event that the weighted average (the "Weighted Average") of the trading price of shares of common stock of the Purchaser for the previous 20 trading days up to and including November 15, 2000 is less than U.S.$4.41 per share (adjusted to reflect any stock dividend, split, recapitalization, amalgamation, merger, consolidation, combination or exchange of shares or other similar corporate change), the Purchaser shall allot and issue to the Vendor as fully paid and non-assessable such number of shares in the common stock of the Purchaser equal to the quotient A/B, where A equals the product obtained by multiplying 87,302 by the difference between U.S.$4.41 less the Weighted Average, and B equals the Weighted Average.



4 PURCHASER'S WARRANTIES


4.1 Purchaser hereby warrants and represents to the Vendor that:

        4.1.1 Purchaser is a corporation duly organized and validly existing under the laws of Delaware, and its common stock is registered under the Exchange Act. The Purchaser is not in default of any material requirement applicable to it under Delaware corporate law or the Exchange Act or the regulations thereunder and has complied in all material respects with all such requirements. Shares in the common stock of the Purchaser have been listed and posted for trading on NASDAQ and the BSE since November 17, 1998, and the Purchaser is in full compliance with all material requirements of NASDAQ and the BSE applicable to listed companies;

        4.1.2 The Purchaser is not a party to, bound or affected by or subject to any agreement, charter or by-law provision, order, judgment or law which would be materially violated by, or under which any material default would occur or any encumbrance would be created as a result of the execution and delivery by it of this Agreement or any other agreement to be delivered by it at Completion or the performance by the Purchaser of this Agreement or any such other agreement;

        4.1.3 There is no suit, action, litigation, claim, complaint or proceeding, including appeals and applications for review, before any governmental authority or NASDAQ or the BSE in progress or, to the knowledge of the Purchaser pending or threatened against or relating to the Purchaser, or any of its subsidiaries, which, if determined adversely to the Purchaser, would prevent the Purchaser from (i) issuing the Consideration Shares or (ii) fulfilling all of its other obligations under this Agreement, or (iii) would materially adversely affect the business or prospects of the Purchaser and the Purchaser has no knowledge of any existing ground on which any such proceeding might be commenced with any reasonable likelihood of success;

        4.1.4 The documents filed by or on behalf of the Purchaser with NASDAQ and the BSE and the SEC at the time of their filing complied as to form in all material respects with the requirements of the Exchange Act, and any other laws, as applicable, pursuant to which those documents were filed and all the information and statements contained therein were at the respective times of filing thereof, true and correct;

        4.1.5 At the time of the delivery or filing thereof, no material fact or information was omitted from such documents which was necessary to make the information and statements contained therein not misleading in light of the circumstances in which they were made;

        4.1.6 The allotment and issue of the Consideration Shares has been duly authorised and upon issue, the Consideration Shares will be validly issued and outstanding as fully paid and non assessable common stock of the Purchaser and the Consideration Shares have not previously been issued;

        4.1.7 This Agreement has been fully authorised, executed and delivered on behalf of the Purchaser and is enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by equitable principles and bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally;

        4.1.8 Prompt disclosure shall be made to the Vendor of all relevant information which comes to the notice of the Purchaser in relation to any fact or matter (whether existing on or before the date of this Agreement or arising afterwards) which may constitute a breach of any of the Purchaser's warranties if the warranties were to be repeated on or at any time before Completion by reference to the facts and circumstances then existing.

        4.1.9 No action shall be taken by the Purchaser which is inconsistent with the provisions of this Agreement or the consummation of the transactions contemplated by this Agreement.

4.2 The Purchaser's warranties pursuant to clause 4.1 shall be deemed to be repeated immediately before Completion with reference to the facts and circumstances then existing.

5 COMPLETION

5.1 The sale and purchase of the Shares shall be completed at the offices of the Purchaser's Counsel. The events referred to in the following provisions of this clause 5 shall take place on Completion.

5.2     The Vendor shall deliver (or cause to be delivered) to the Purchaser:

        5.2.1 duly executed transfers in respect of the Shares, together with the relative share certificates as follows;

Transferor                            Transferee  No. and type of Shares
----------                            ----------  ----------------------

(1)     NC Manchester Nominees Ltd.   Purchaser   132,000 preference

(2)     NC Manchester Nominees Ltd.   Purchaser    77,727 cumulative
                                                      convertible participating
                                                      preferred ordinary

        5.2.2 a release in a form acceptable to the Purchaser in respect of the repayment in full of the 1999 Loan Stock, the 2000 Loan Stock and the Loan;

        5.2.3 written evidence satisfactory to the Purchaser of the ability of the Vendor to sell the Shares on behalf of NCMN.


5.3 The Vendor shall so far as it is able procure that resolutions of the Board are passed by which the following business is transacted:

        5.3.1 the registration (subject to their being duly stamped) of the transfers in respect of the Shares referred to in clause 5.2 and the transfer of all of the ordinary shares purchased by the Purchaser from John E. Hough is approved; and


        5.3.2 effective upon Completion, the acceptance of the resignations of Robert Alladice, Robert Stone, John Cumberland and Michael Walker from the Board.

5.4 The Vendor shall not be required to complete this transaction unless it has received from the Company the sum of (pound)131,00 in full and final satisfaction of all amounts owing under the 1999 Loan Stock, the 2000 Loan Stock and the Loan, and the Purchaser hereby agrees to make available to the Company sufficient funds for this purchase provided it has completed the transaction in respect of the purchase of all of the ordinary shares in the capital of the Company from John E. Hough.

5.5 The Purchaser shall:


        5.5.1 in satisfaction of its obligations under clause 2.3 with respect to the payment in cash, cause the amount referred to in clause
                2.3 to be paid by electronic funds transfer to Vendor's Solicitors bank account at The Royal Bank of Scotland plc, or such other account as the Vendor directs;

        5.5.2 in satisfaction of its obligations under clause 2.3 with respect to the Consideration Shares, cause such Consideration Shares (constituting the balance of the Initial Consideration) to be allotted to the Vendor credited as fully paid, the Vendor's name to be entered in the register of shareholders and certificates in respect of the Consideration Shares to be delivered to the Vendor bearing the following legends:


                "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF WITHIN THE UNITED STATES UNLESS AND UNTIL SUCH SHARES ARE REGISTERED UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED."


                "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND SUBJECT TO ALL THE TERMS AND CONDITIONS OF A CERTAIN SHARE PURCHASE AGREEMENT DATED NOVEMBER__, 1999, COPIES OF WHICH MUSE TECHNOLOGIES, INC. WILL FURNISH TO THE HOLDER OF THIS CERTIFICATE UPON REQUEST AND WITHOUT CHARGE."

Any payment made in accordance with clause 5.5.1 shall constitute a good discharge for the Purchaser of that part of its obligations under clause 2.3 and the Purchaser shall not be concerned to see that the funds are applied in payment to the Vendor.


5.6 The Purchaser shall not be required to complete this transaction unless each of the following conditions has been satisfied:


        5.6.1 the Purchaser has completed the purchase of all of the ordinary shares in the capital of the Company from John Edmund Hough;


        5.6.2 the Certificates of Incorporation, Common Seal, Share Register and Share Certificate Book (with any unissued share certificates) and all minute books and other statutory books (which shall be written-up to but not including Completion) of the Company and of each Group Company have been delivered to the Purchaser;


        5.6.3 all such other documents (including any necessary waivers of pre-emption rights or other consents) as may be required to enable the Purchaser and/or its nominee to be registered as the holder(s) of the Shares have been delivered to the Purchaser.


6. Covenants

6.1 The Vendor covenants with the Purchaser that the Vendor will not sell, transfer, assign, pledge or lend (nor will the Vendor agree to sell, transfer, assign, pledge or lend) the Consideration Shares prior to the date which is the closest Business Day to, but which is not less than, the one year anniversary date of the Completion Date.


6.2 The Purchaser covenants with the Vendor that no later than one month prior to the one year anniversary date of the Completion Date it shall provide its transfer agent with written instructions to remove the restrictive legends on the Consideration Shares referred to in clause 5.5.2, subject to applicable law.

7 WARRANTIES

7.1 The Vendor represents and warrants to the Purchaser in the terms of the Warranties and acknowledges that the Purchaser has entered into this Agreement in reliance upon the Warranties.

7.2 Each of the Warranties shall be construed as a separate Warranty and (save as expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this Agreement.


7.3 The Warranties shall be deemed to be repeated immediately before Completion with reference to the facts and circumstances then existing.

8 ENTIRE AGREEMENT

8.1 This Agreement constitutes the entire agreement and understanding between the parties in connection with the sale and purchase of the Shares. Neither party has entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out or referred to in this Agreement.

9 VARIATION

9.1 No variation of this Agreement (or of any of the documents referred to in this Agreement) shall be valid unless it is in writing and signed by or on behalf of each of the parties to it. The expression "variation" shall include any variation, supplement, deletion or replacement however effected.

9.2 Unless expressly agreed, no variation shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations of the parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied.

10 ASSIGNMENT

10.1 It is acknowledged and agreed by the Vendor that the Purchaser may at any time following Completion effect an intra-group reorganisation whereby the Purchaser may sell or transfer all or any of the Shares or the business and assets of the Company to any other affiliate of the Purchaser following Completion, or sell all or any of the Shares to a third party or parties following the date of this Agreement. Accordingly, subject to clause 10.2 the Vendor agrees that subject to the prior payment in full of the Deferred Consideration the benefit of this Agreement, the Warranties and any other provision of this Agreement may be assigned (in whole or in part) by the Purchaser without the consent of the Vendor to, and may be enforced by, any affiliate of the Purchaser or any third party which is the legal and/or beneficial owner for the time being of any or all of the Shares or the business and assets of the Group as if it were the Purchaser under this Agreement.

10.2 If the benefit of the whole or any part of this Agreement is assigned by the Purchaser to any affiliate of the Purchaser in accordance with clause 10.1 that affiliate of the Purchaser may at any time assign the same to any other affiliate of the Purchaser and where any such assignee subsequently ceases to be an affiliate of the Purchaser the Purchaser shall procure that before it so ceases it shall assign that benefit to the Purchaser or to another continuing affiliate of the Purchaser.

10.3 The Purchaser may assign its rights under this Agreement by way of security to any bank(s) and/or financial institution(s) lending money or making other banking facilities available to the Purchaser for the acquisition of the Shares. The Purchaser acknowledges and agrees that the rights conferred on any such assignee shall only be exercisable at the same time as it exercises its security under such finance arrangements.

10.4 The parties acknowledge and agree that if the Purchaser assigns the benefit of this Agreement in whole or in part to any other person the liabilities of the Vendor under this Agreement to the Purchaser and its affiliates shall be no greater, and no less, than such liabilities would have been had the assignment not occurred.

10.5 Immediately after any assignment in accordance with this clause 10 the Purchaser will give written notice of the assignment to the Vendor containing details of the assignment including the identity of the assignor and assignee.

10.6 Save as provided in clauses 10.1 to 10.5, neither party shall be entitled to assign the benefit of any provision of this Agreement without the prior written consent of the other party.

10.7 Any purported assignment in contravention of this clause 10 shall be void.


11 ANNOUNCEMENTS

11.1 Except as required by law or by any stock market/exchange or governmental or other regulatory or supervisory body or authority of competent jurisdiction to whose rules the party making the announcement or disclosure is subject, whether or not having the force of law, no announcement or circular or disclosure in connection with the existence or subject matter of this Agreement shall be made or issued by or on behalf of the Vendor or the Purchaser or the Group without the prior written approval of the other the Vendor and the Purchaser (such approval not to be unreasonably withheld or delayed), during any period before or within three (3) months after Completion.

11.2 Where any announcement or disclosure is made in reliance on the exception in clause 11.1, the party making the announcement or disclosure will use its reasonable endeavours to consult with the other party in advance as to the form, content and timing of the announcement or disclosure.

12 COSTS

12.1 Subject to clause 12.2, each of the parties shall pay its own Costs incurred in connection with the negotiation, preparation and implementation of this Agreement and any related agreements or documents.

12.2 The Purchaser shall bear all stamp or other documentary or transaction duties and any other transfer taxes arising as a result or in consequence of this Agreement or of its implementation.

13 SEVERABILITY

13.1 If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. The parties shall then use all reasonable endeavours to replace the invalid or unenforceable provisions by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

14 COUNTERPARTS

14.1 This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which is an original but all of which together constitute one and the same instrument.

15 WAIVERS/PURCHASER'S RIGHTS AND REMEDIES

15.1 No failure or delay by the Purchaser in exercising any right or remedy provided by law under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

15.2 The rights and remedies of the Purchaser under or pursuant to this Agreement are cumulative, may be exercised as often as such party considers appropriate and are in addition to its rights and remedies under general law.

15.3 The rights and remedies of the Purchaser under this Agreement shall not be affected, and the Vendor's liabilities under this Agreement shall not be released, discharged or impaired, by (i) Completion, or (ii) any event or matter whatsoever, other than a specific and duly authorised written waiver or release by the Purchaser.

16 FURTHER ASSURANCE

16.1 The Vendor and the Purchaser agree to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as the Purchaser or Vendor may reasonably require, whether on or after Completion, to implement and/or give effect to this Agreement and the transaction contemplated by it and for the purpose of vesting in the Purchaser or Vendor, as the case may be, the full benefit of the assets, rights and benefits to be transferred to the Purchaser or Vendors under this Agreement.


17 NOTICES

17.1 Any notice or other communication to be given by one party to the other/any other party under, or in connection with, this Agreement shall be in writing and signed by or on behalf of the party giving it. It shall be served by sending it by fax to the number set out in clause 17.2, or delivering it by hand, or sending it by pre-paid recorded delivery or registered post, to the address set out in clause 17.2 and in each case marked for the attention of the relevant party set out in clause 17.2 (or as otherwise notified from time to time in accordance with the provisions of this clause 17). Any notice so served by hand, fax or post shall be deemed to have been duly given:

(a) in the case of delivery by hand, when delivered;

(b) in the case of fax, at the time of transmission;

(c) in the case of prepaid recorded delivery or registered post, at 10am on the second Business Day following the date of posting provided that in each case where delivery by hand or by fax occurs after 4.30pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9am on the next following Business Day.

References to time in this clause are to local time in the country of the addressee.


17.2 The addresses and fax numbers of the parties for the purpose of clause 17.1 are as follows:

Vendor

For the attention of:   Mark Wignall
Address:                28 Park Street

                        London SE1 9EQ
Fax:                    0171 403-1742

With a copy to:         Duncan Innes
Address:                Marriott Harrison
                        12 Great James Street
                        London, England WC1N 3DR
Fax:                    0171 209-2001


Purchaser

                        c/o Brian Clark
Address:                Muse Technologies, Inc.
                        1601 Randolph S.E.
                        Albuquerque, New Mexico
                        87106

Fax:                    001 505 766-9123

With a copy to:         Robert J. Brant
Address:                McCarthy Tetrault
                        Pountney Hill House
                        6 Laurence Pountney Hill
                        London EC4R 0BL

Fax:                    0171 618-2880



17.3 A party may notify any other party to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of this clause 17, provided that, such notice shall only be effective on:

(a) the date specified in the notice as the date on which the change is to take place; or

(b) if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date following five Business Days after notice of any change has been given.


17.4 In proving such service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered either to the address shown thereon or into the custody of the postal authorities as a pre-paid recorded delivery or registered post letter, or that the facsimile transmission was made after obtaining in person or by telephone appropriate evidence of the capacity of the addressee to receive the same, as the case may be.


18 GOVERNING LAW, JURISDICTION AND SERVICE OF PROCESS

18.1 This Agreement and the relationship between the parties shall be governed by, and interpreted in accordance with, English law.


18.2 Each of the parties agrees that the courts of England are to have exclusive jurisdiction to settle any disputes (including claims for set-off and counterclaims) which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by, this Agreement or otherwise arising in connection with this Agreement, and for such purposes irrevocably submit to the jurisdiction of the English courts.

18.3 The Purchaser irrevocably consents to service of process or any other documents in connection with proceedings in any court by facsimile transmission, personal service, delivery at any address specified in this Agreement or any other usual address, mail or in any other manner permitted by English law, the law of the place of service or the law of the jurisdiction where proceedings are instituted and hereby irrevocably appoints the Purchaser's Counsel as its agent for service for these purposes.

AS WITNESS this Agreement has been signed on behalf of the parties the day and year first before written.

                                    SCHEDULE

                                 THE WARRANTIES





Authorisations

1. The Vendor has obtained all authorisations and all other applicable consents and waivers required to empower it to enter into and to perform its obligations under this Agreement.

2. This Agreement has been fully authorised, executed and delivered on behalf of the Vendor and is enforceable against the Vendor in accordance with its terms, except as such enforceability may be limited by equitable principles and bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally.

The Company and the Shares

3. All of the Shares are fully-paid or properly credited as fully-paid and the Vendor is the sole legal and beneficial owner of them free from all security interests, options, equities, claims or other third party rights (including rights of pre-emption).

SIGNED by THOMAS MURPHY           )
for and on behalf of              )          -----------------------------------
MUSE TECHNOLOGIES INC. in the     )
presence of                       )




SIGNED by MICHAEL WALKER          )
for and on behalf of              )          -----------------------------------
GLE DEVELOPMENT CAPITAL           )
LIMITED                           )
in the presence of:               )
                                  )